ARGA Investment Management, LP

Code of Ethics

Revised: December 2013

For Internal Use Only

Contents
PURPOSE		3
DEFINITIONS		3
STANDARDS OF BUSINESS CONDUCT		6
Compliance with Laws and Regulations		6
CONFLICTS OF INTEREST		6
Competing with Client Trades		7
Confidentiality of Client Transactions		7
Disclosure of Fund Portfolio Holdings		7
Outside Business Activities		7
INSIDER TRADING		7
Material Non-public Information Defined		8
Penalties for Insider Trading		8
How to Handle Insider Information		8
REQUIREMENTS FOR PERSONAL ACCOUNTS FOR ACCESS PERSONS		8
Pre-Clearance Required		8
Length of Pre-Clearance		9
Holdings Reports		9
Prohibited Transactions		9
Transactions Requiring Pre-Approval		10
Transactions Exempt from these Prohibitions or Restrictions		10
RESTRICTED SECURITY LIST		10
Procedure		11
SECURITIES TRANSACTIONS REPORTING REQUIREMENTS		11
Initial and Annual Reporting		11
Quarterly Reporting		12
Delivery of Account Statements to Code Administrator		12
Beneficial Ownership Disclaimed		12
GIFTS		12
No Solicitation		12
Limitation on Acceptance of Gifts		12
Limitation on Presenting Gifts		13
Gift Registry		13
Annual Certification		13
EMPLOYEE COMPLAINT (WHISTLEBLOWER) REPORTING AND PROCEDURES		13
Procedure for Submitting Complaint		13
Treatment of Complaints after Submission		14
Determining the Status of Your Complaint		14
Confidentiality/Anonymity		14
No Retaliation Permitted		14
ACKNOWLEDGMENT/DISCIPLINARY QUESTIONNAIRE		14
DUTIES OF THE CODE ADMINISTRATOR		14
RECORDKEEPING		15
PENALTIES AND SANCTIONS		15
CODE OF ETHICS-ANNUAL ACKNOWLEDGMENT 2013		16
CODE OF ETHICS-DISCIPLINARY QUESTIONNAIRE 2013		17
REPORTING FORMS		22
Exhibit A.	Outside Business Activity Form	22
Exhibit B.	Employee Complaint Form	22
Exhibit C.	Personal Accounts/Securities Transactions Reporting Form	22

Purpose

As a registered investment adviser, ARGA Investment Management, LP (“ARGA”) owes a fiduciary responsibility to its clients, including the private investment funds for which ARGA serves as an advisor or sub-adviser (collectively, “Clients”). This fiduciary duty is the core underlying principle of ARGA’s Code of Ethics (the “Code”) which encompasses the fundamental principles of openness, integrity, honesty and trust. ARGA and its employees are bound by:

  The duty of utmost good faith,
  The duty to act in the interest of Clients, ahead of their own,
  The duty to treat all clients fairly, and
  The duty to maintain the confidentiality of Client information and providing Clients full and fair disclosure of all material facts.

The Code is primarily designed to establish standards of conduct and procedures to detect and prevent activities by employees having knowledge of the holdings, recommended investments and investment intentions of ARGA’s Clients that may constitute an abuse of their fiduciary duties, and otherwise to deal with conflict of interest situations addressed by Rule 17j-1 and Rule 204A-1 of the Investment Company Act of 1940.

Although the Code is intended to provide employees with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an employee may face. ARGA maintains other compliance policies and procedures, including a separate Code of Conduct and a Compliance Manual covering activities which may apply more directly to an employee’s specific responsibilities. Nevertheless, this Code should be viewed as a guide for each employee with respect to how we must jointly conduct our business to live up to our guiding tenet that the interests of our clients should always come first.

The Code is distributed to all employees (including employees on leave of absence) annually or more frequently upon material changes. Any employee that discovers violations to the Code must immediately report such violation to ARGA’s Chief Compliance Officer.

Every employee is expected to fully understand and adhere to the policies and procedures set forth in this Code. This requirement extends to any employee who may be on a temporary leave of absence, regardless of the duration of the leave. On an annual basis, and at such other times as the Code Administrator may deem necessary or appropriate, all employees must acknowledge in writing that they have read and understood the provisions of the Code, have complied with its provisions, and have reported all personal securities transactions as required. Additionally, all employees are required to complete an Annual Disciplinary Questionnaire covering topics such as criminal history and civil judicial actions, among other things. (See Exhibit C, Acknowledgments/Certifications, Code of Ethics Annual Certification and Code of Ethics Disciplinary Questionnaire). All employees have an obligation to provide notice to the Code Administrator, on a timely basis, if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

This Code applies to all employees of ARGA, including all employees of ARGA Investment Management India (Private) Limited.

If you have any questions about this Code, please discuss them with the Code Administrator (defined below) to ensure that you remain in compliance at all times. In the event any provision of this Code conflicts with any other ARGA policy or procedure, the provisions of this Code shall apply.

Definitions

Access Person means any supervised person who has access to nonpublic information regarding clients’ purchase or sale of any Security (as defined below), is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person includes any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

An Access Person also means any natural person in a control relationship (as defined in the 1940 Act) to ARGA who obtains information concerning the purchase or sale of securities by ARGA.

An employee is an Access Person:

  If in connection with his or her regular functions or duties, that employee makes, participates in, or obtains information regarding the purchase or sale of a Security for a Client, or whose functions relate to the making of any recommendations with respect to such purchase or sale; or
  If he or she has access to timely information relating to investment management activities, research or Client portfolio holdings and who, in the course of employment, regularly receives access to trading activity of Clients; or
  If the employee has been notified in writing by the Code Administrator (or a designee) that the employee has been designated as an Access Person by the Code Administrator by virtue of the nature of the employee’s duties and functions.

Rule 204A-2 contains a presumption that if a firm’s primary business is providing investment advice, then all of its directors, officers and partners are Access Persons.

For purposes of this Code, ARGA’s considers you an Access Person if:

  You are a member of the Portfolio Construction Team (defined below),
  You work directly with a Portfolio Construction Team member or in the same department as a Portfolio Construction Team member,
  You are analyst who provides information and advice to a Portfolio Construction Team member or who helps execute a Portfolio Construction Team member’s decisions,
  In connection with your duties, you make or participate in making recommendations regarding a Client’s purchase or sale of any Security,
  You are a natural person in a control relationship to ARGA or ARGA’s commingled funds, who obtain information regarding the purchase or sale of a Security by ARGA, or
  ARGA’s Code Administrator notifies you in writing that you are an Access Person.

Advisory Client or Client means (unless indicated otherwise) any client, including ARGA’s commingled funds, investors in ARGA’s commingled funds, and other investment funds or portfolios, for which ARGA acts as an adviser or sub-adviser.

Beneficial Interest means any interest by which an Access Person, or any Family Member living in the same household as an Access Person, can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Security.

  Family Member includes: grandparents, parents, mother-in-law or father-in-law; husband, wife or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law or daughter-in-law; children (including step and adoptive relationships); and grandchildren. In a situation in which the status of a Family Member is in question, such person will be presumed to be a Family Member for purposes of this Code. It is the employee’s burden to affirmatively prove to the Code Administrator that the other person at issue is not a Family Member within this definition.

Code Administrator means the Chief Compliance Officer.

Code of Conduct is a separate set of guidelines that defines the standards to which all employees are expected to adhere during the course of their employment with, and when conducting business on behalf of, ARGA.

Employee means any person deemed to be an employee of ARGA Investment Management, LP and is used interchangeably with “supervised person” for purposes of the Advisers Act of 1940.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Personal Account means any account owned by, or in which a Beneficial Interest is owned, in the name of an Employee or Access Person or any account in which an Employee or Access Person has any direct or indirect Beneficial Interest.

Portfolio Construction Team member means an Access Person who has direct responsibility and authority to make investment decisions affecting a particular Advisory Client.

Private Placement means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act or pursuant to Rules 504, 505 or 506 of the Securities Act of 1933.

Restricted List Security means a security, as determined by the Portfolio Construction Team, that cannot be purchased or sold by an Access Person either because ARGA or an Access Person is in possession of material nonpublic information about the issuer of such security or because the Access Person may be deemed to be front-running Clients (i.e. trading for their own account before executing for Client accounts).

Security means, generally, any investment, instrument, asset or holding in which a Client invests, or may consider investing. Among other things, a “Security” includes any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any limited partnership or other interests in private funds, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. References to a “Security” in the Code shall include any warrant for, option in, or security or other instrument immediately convertible into or whose value is derived from that “Security” and any instrument or right which is equivalent to that “Security.”

The term “Security” specifically includes any shares issued by an investment company, but for purposes of this Code, excludes shares issued by money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940.

The term “Security” also includes any security in an initial public offering or private placement, including any interest in a private fund, or selling any interest in a private fund.

A Security Held or to Be Acquired by an Advisory Client means any security that, within the most recent 15 days (i) is or has been held by the Client or (ii) is being considered by the Client or ARGA for purchase by the Client. A Security for these purposes also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security.

A Security is Being Considered for Purchase or Sale from the time an allocation decision in respect of such security to a client’s portfolio is made by or on behalf of ARGA or the relevant Portfolio

Construction Team member until the time such allocation with respect to that security is completed or withdrawn.

Standards of Business Conduct

The specific provisions and reporting requirements of this Code are concerned primarily with the investment activities of an Access Person who may benefit from, or interfere with, the purchase or sale of Client securities.

All employees are prohibited from using information concerning the investment intentions of Clients, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of any Client. In general, every employee must observe the following fiduciary principles with respect to his or her personal investment activities:

  At all times, place the interest of Clients first
  All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility, and
  No employee should take inappropriate advantage of his or her position at ARGA.

In addition to the standards of business conduct set forth in this Code, employees also should refer to ARGA’s separate Code of Conduct which governs certain other activities such as conflicts of interest and protecting the confidentiality of Client transactions.

Compliance with Laws and Regulations

All employees must comply with federal, state and local laws applicable to the business or operations of ARGA including, but not limited to, the federal securities laws1. In particular, employees are not permitted, directly or indirectly, in connection with the purchase or sale of a Security Held or to Be Acquired by a Client:

  To employ any device, scheme or artifice to defraud such client;
  To make to such client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
  To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such client; or
  To engage in any manipulative practice with respect to such client.

Conflicts of Interest

As a fiduciary, ARGA has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. Compliance wih ARGA’s fiduciary duty can be achieved by avoiding conflicts of

1 For purposes of this Code, “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (privacy), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury (anti-money laundering).

interest or situations that have the appearance of conflict or impropriety, and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. Conflicts of interest may not always be obvious; if you should have any questions, please consult the Chief Comliance Officer.

Competing with Client Trades

Employees are prohibited from using knowledge about a pending or currently considered Security transactions for Clients to profit personally, directly or indirectly, as a result of such transaction, whether through purchase or sale of such Security, or otherwise. Conflicts raised by personal securities transactions are addressed specifically in this Code.

Confidentiality of Client Transactions

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning a Security Being Considered for Purchase or Sale by any Client shall be kept confidential by all employees and disclosed only on a need to know basis.

Disclosure of Fund Portfolio Holdings

Unless and until publicly disclosed, a Client’s portfolio holdings are proprietary, confidential business information. In general, information about portfolio holdings is distributed in a manner that conforms to applicable laws and regulations and prevents that information from being used in a way that could negatively affect a fund’s investment program or otherwise enable third parties to use that information contrary to the best interests of such fund.

Outside Business Activities

  Employees may not serve as a director, trustee, officer, owner or partner of any other business organization, with or without compensation, without prior written approval of the Chief Compliance Officer.
  Employees may serve without compensation as a director, trustee, officer or representative of a non-profit organization (e.g., school board, hospital, professional or social organization) with the prior written approval of the Chief Compliance Officer.
  In addition, employees are required to provide the Chief Compliance Officer a report of all such activities initialy upon hire and annually thereafter, or as the employees circumstances change.

Employment outside of ARGA in a capacity other than stated above is subject to the Chief Compliance Officer’s pre-approval (nature of the position, name of the employer and expected hours of work must be disclosed). Outside employment must not interfere with an employee’s duties at ARGA as every employee is expected to devote full-time to ARGA business during their hours of employment and may not conduct business relating to such outside business activity during working hours or on ARGA’s premises.

All employees are required to complete ARGA’s Outside Business Activity Reporting Form (Exhibit A) initially upon hire, and thereafter as circumstances change and dictate.

Approval of outside business activities may be denied if a conflict of interest exists or may arise with an employee’s duties to ARGA.

Insider Trading

During the course of employment at ARGA, employees may become exposed to certain types of

“material non-public information” that is derived, in whole or in part, by reason of their employment with

ARGA.

  Employees are strictly prohibited from trading securities, either personally or on behalf of others, based on such material non-public information that is derived, in whole or in part, by reason of their employment with ARGA, unless the information is also available to the investing public on reasonable inquiry.

Employees are likewise prohibited from sharing material, nonpublic information to inappropriate personnel or individuals outside of ARGA, whether for consideration or not.

Material Non-public Information Defined

For purposes of this Manual, “material non-public information is defined as information not effectively communicated to the marketplace that a reasonable investor would consider important in making an investment decision or that would substantially affect the market price of a security if generally disclosed.

Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information is severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if such person does not personally benefit from the activities surrounding the violation. Penalties include civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and fines for the employer.

How to Handle Insider Information
Employees who receive insider information must:

  Notify the Chief Compliance Officer and refrain from communicating the information inside or outside the firm other than to the Chief Compliance Officer.
  Refrain from purchasing or selling the security for any account ARGA’s manages, until and unless authorized to do so by the Chief Compliance Officer.
  If, in consultation with the Chief Investment Officer and/or the Portfolio Construction Team, the Chief Compliance Officer determines the information is material and non-public, the Security in question will be placed on a Restricted Security List and will not be removed for trading until the Portfolio Construction Team determines the information has been fully disseminated to the public.

As an added compliance measure to ensure that ARGA employees do not receive material non-public information, ARGA’s Chief Compliance Officer will periodically monitor management meetings with publicly traded companies.

Requirements for Personal Accounts for Access Persons

Note: Any profits realized on trades prohibited by this section may be subject to disgorgement.

Access Persons are exposed to conflicts of interest when trading in securities for their own account or in those accounts over which they have beneficial ownersip due to their intimate knowledge of Client securities transactions. In order to protect ARGA from violations of the law and to safeguard Client information from potential abuse, ARGA requires Access Persons to periodically report their personal securitis transactions and holdings.

Transactions for Clients shall always take precedence over transactions in securities or other investments of which Access Persons are a beneficial owner.

Pre-Clearance Required

An Access Person is required to pre-clear all personal securities transactions, including securities transactions in accounts in which the Access Persons has indirect beneficial ownership. This requirement ensures that the Access Person is not engaging in any prohibited transaction such as insider trading or front-running.

Access Persons may maintain personal accounts with a broker or dealer of their choice provided the broker or dealer is able to provide copies of the Access Persons’ account statements to the Code

Administrator no less than quarterly. The Code Administrator reserves the right, in its sole discretion, to require such Access Persons to maintain their Personal Account with a broker or dealer designated by the Code Administrator or to prohibit the Access Persons from maintaining their account with specific brokers or dealers.

The basis upon which the Code Administrator may approve a securities transaction is:

  The proposed purchase and sale will not give rise to the improper use of a Client’s proprietary information or an abuse of the Access Person’s position of trust and responsibility;
  The potential harm to the Client is remote; and
  Such transaction would be unlikely to affect a highly institutionalized market or is clearly not related economically to a Security Held or to Be Acquired, or Being Considered for Purchase or Sale, by a Client or any commingled fund in which such Client is an investor or being considered for purchase or sale for a Client.

If an Access Person obtains pre-approval pursuant for a transaction in a Security not then currently held by any Client but, thereafter, a transaction in the same security for a client takes place within a period of 15 calendar days following the Access Person’s transaction, or, in the event the transaction involves an interest in a private fund being purchased or sold during a subscription or redemption period, during such 15 calendar day period, or the next immediately available subscription or redemption period, as the case may be, the transaction may be reviewed further by the Chief Investment Officer, the Director of Research or the Chief Investment Officer to determine the appropriate action to be taken, if any. For example, the Chief Investment officer may recommend that the Access Person be subject to a price adjustment to ensure that he or she did not receive a better price than the Client.

Length of Pre-Clearance

Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted, or until the next immediately available date for subscription in the case of a private fund, or as otherwise specified by the Code Administrator.

Holdings Reports

Access Persons are required to submit, initially within 10 days after becoming an Access Person, and thereafter quarterly and annually, a personal securities holding report describing securities in which they have direct or indirect beneficial ownership. See below, “Securities Transactions Reporting Requirements.”

Prohibited Transactions

  Purchasing or selling any Security without the pre-approval of the Code Administrator where such Security, as set forth herein or as may otherwise be required by the Code Administrator, may only be purchased or sold with such pre-approval.
  Short-Term Trading: the purchasing and selling (or vice versa) of the same or related Security within a 30-day period, calculated on a last in, first out basis (i.e. LIFO),
  Executing any uncovered short sales,
  Selling an uncovered call option,

  Selling a put option, and
  Exercising any option within 30 days of entering into the contract or entering into any option contract that expires within 30 days.

Notwithstanding the foregoing ARGA, in its sole discretion, may at any time prohibit or restrict any other securities transaction, or class of transactions, in addition to those enumerated.

Transactions Requiring Pre-Approval

  Purchasing or selling any Security in which an Access Person has or will have a direct or indirect beneficial ownership.
  Purchasing any Security in an Initial Public Offering or Private Placement, including any interest in a private fund or selling any interst in a private fund, without the pre-approval of the Code Administrator and setting forth in detail the rationale for the transaction.
  Purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships.
  ARGA employees must first seek the approval of the Chief Compliance Officer before investing in ARGA’s proprietary funds.

Transactions Exempt from these Prohibitions or Restrictions

  Purchases or sales of securities made in a Personal Account over which an Access Person has no direct or indirect influence or control, such as Personal Accounts managed by a third party over which such Access Person has no investment discretion. Access Persons must first provide a written explanation to the Code Administrator describing the circumstances of the Personal Account and reasons why the Access Person believes he or she does not have direct or indirect influence or control (i.e., no investment discretion) over the Personal Account and that he or she does not provide any investment advice or suggestions with respect to the account. The Code Administrator, however, reserves the right to require pre-approval of such a Personal Account.
  Involuntary purchases or sales of securities in a personal account, such as securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or
  Purchases of securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro-rata distribution to all holders of a class of securities of such issuer and the sale of such rights.
  Transactions in any security not otherwise prohibited or restricted as described above or in any other provision of this Code.

Note: All such securities still remain subject to the reporting requirements described below.

Restricted Security List

Where ARGA or an Access Person is in possession of material nonpublic information about the issuer of a Security or to prevent Access Persons from trading ahead of clients (front-running) or trading on the same day Client trades are placed, the Portfolio Construction Team is responsible for notifying the Code of any such Security to be placed on a Restricted Security List.

ARGA may allow an exception in instances where an Access Person wishes to limit his or her losses in a security with rapidly depreciating market value. In these instances, specific consent by the Code Administrator is required.

Procedure

The following procedures will be followed by the Portfolio Construction Team or Access Persons upon knowledge of a material, nonpublic information regarding a security:

  Notify the Code Administrator immediately.
  The Code Administrator will log the Security on the Restricted Security List (noting date, time and Access Person responsible for the security being placed on the list as well as detailed notes regarding the nature of the security, the issuer in question, the circumstances surrounding the insider information such as date and manner of discover, knowledge by other Access Persons, etc.)
  Trading securities on the Restricted Security List is strictly prohibited.

A Security will be removed from the Restricted List once the Portfolio Construction Team determines that the information regarding the Security has been fully disseminated to the public. The Code Administrator will note the date and time of removal of the Security.

Securities Transactions Reporting Requirements

Access Persons must submit holdings and transaction reports for Reportable Securities in which the Access Person has, or acquires, any direct or indirect beneficial ownership.

The following securities are not treated as reportable securities:

  Direct obligations of the United States government (e.g. treasury bonds, bill and notes; debt instruments issued by the FDIC and Government Services Administration),
  Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments),
  Shares of money market funds,
  Shares of other types of mutual funds unless ARGA acts as the investment advisor of the fund,
  Shares in all exchange–traded funds, and
  Shares of unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Initial and Annual Reporting

All Access Persons must provide the Code Administrator, within 10 days after becoming an Access Person, and at least annually thereafter, a written holdings report of all securities in which the Access Person has direct or indirect ownership. The report must be current as of a date no more than 45 days before the report is submitted.

The report must contain:

  Name(s) in which the Personal Account is registered and the date the Personal Account was established;
  Title, number of shares, principal amount, interest rate and maturity (as applicable), and CUSIP number or ticker symbol (if applicable), of each security held in the personal account;
  Name of the broker, dealer or bank with which the Personal Account is maintained; and
  The date the report is submitted.

See Exhibit D, Securities Forms, Initial Report of Personal Account Holdings Form and Annual Report of Personal Account Holdings Form.

Quarterly Reporting

  All Access Persons must report in writing to the Code Administrator, within 30 days after the end of each calendar quarter, all transactions in securities occurring in the quarter in his or her personal account. If there were no such transactions, the report should so state. (See Exhibit D,
  Securities Forms, Quarterly Report Form).
  An Access Person is deemed to be in compliance with these reporting requirements if all the information so required is contained in trade confirmations and/or periodic account statements previously provided to the Code Administrator for the time period covered by the Code of Ethics Quarterly Report Form.

Each quarterly report must contain the following information with respect to each reportable transaction:

  Name(s) in which the Personal Account is registered and the date the Personal Account was established;
  Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);
  Title, number of shares, principal amount, interest rate and maturity (if applicable), and CUSIP number or ticker symbol (if applicable), of each security and the price at which the transaction was effected;
  Name of the broker, dealer or bank with or through whom the account was established or through which the transaction was effected; and
  The date the report is submitted.

Delivery of Account Statements to Code Administrator

As stated previously, Access Persons may maintain personal accounts with the broker/dealer of their choice, provided the broker/dealer is able to provide copies of the Access Person’s account statements to the Code Administrator on a quarterly or other regular basis. The Code Administrator reserves the right to require such Access Persons to maintain their personal accounts with broker-dealers designated by the Code Administrator or to prohibit Access Persons from maintaining their personal accounts with specific broker-dealers.

Beneficial Ownership Disclaimed

Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Access Person has or had any direct or indirect beneficial interest in any Security to which the report relates.

Gifts

ARGA strives to maintain a high standard of business ethics consistent with good corporate citizenship. Due to the numerous relationships employees may forge with Clients and other entities, it is inevitable that they will be offered gifts or gratuities in the course of doing business. A conflict of interest may exist if such gifts or gratuities are intended to, or have the appearance of intending to, influence a person’s actions as an employee of the firm.

No Solicitation

Employees may not solicit any gifts or gratuities from third parties while acting in their respective capacities as representatives of the firm.

Limitation on Acceptance of Gifts

  Significant Gift. A gifts of significant value (greater than $100.00) or extravagant nature (Significant Gift) must generally be declined or returned.

  Approved Gift. Under certain circumstances, a Significant Gift may be retained with the express approval of the Chief Compliance Officer (Approved Gift). Upon receipt, an employee must immediately provide the Chief Compliance Officer with a description of the gift.
  Prohibited Gift. Any gift intended to influence an employee’s actions or judgment may not be retained under any circumstances whatsoever (Prohibited Gifts).
  Permitted Gift. Any gift that is either (i) an Approved Gift, (ii) not of sufficient value to constitute a Significant Gift, or (iii) is not otherwise a Prohibited Gift is a Permitted Gift.

Limitation on Presenting Gifts

Employees are always required to use careful judgment and good taste when presenting Clients with any gift on behalf of ARGA. Value of gifts presented is limited to $100. No cash or cash equivalents are permitted.

Gift Registry

  Upon receipt/presentation of any Permitted Gift of up to $100.00 in value (other than a Permitted Gift in the form of customary meals or entertainment), an employee must immediately provide the Chief Compliance Officer with a description of the gift so that it may be logged such gift in the Gift Registry.
  Permitted Gifts in the form of customary meals or entertainment need not be logged in the Gift Registry and, therefore, the details need not be provided to the Chief Compliance Officer.

Annual Certification

Employees are required to file an annual certification attesting their compliance with ARGA’s gift policies.

Employee Complaint (Whistleblower) Reporting and Procedures

ARGA has created a process to allow all employees to submit a good faith complaint, on an anonymous basis, without fear of dismissal or retaliation of any kind, to senior management regarding breaches in auditing, accounting, internal controls and other regulatory matters. ARGA’s Chief Compliance Officer oversees all employee complaints.

As a first step, as an employee you are always obligated to report any irregularities in those areas to your immediate supervisor or senior management. If for any reason you are uncomfortable doing so or simply prefer not to report to those persons, you may submit your complaint to the Chief Compliance Officer. If you prefer to submit a complaint anonymously, you may call, mail or email such complaint or message to the Chief Compliance Officer at ARGA’s Stamford office.

Procedure for Submitting Complaint

Complaint Form. All complaints must be accompanied by a Complaint Form (see below).
Content of Complaints. The complaint should, to the extent possible, contain:
o	A complete description of the alleged event, matter or issue that is the subject of the complaint, including the approximate date and location;
o	The name of each person allegedly involved in the conduct giving rise to the complaint; and
o	Any additional information, documentation or other evidence available to support the complaint or aid the investigation of the complaint.

Complaints or concerns that contain unspecified wrongdoing (for example, “John Doe is a crook”) or broad allegations without verifiable support may reduce the likelihood that an investigation based on such complaints or concerns will be initiated.

You should submit a complaint under these whistleblower procedures only if it relates to auditing, accounting, internal controls or other regulatory matters.

Treatment of Complaints after Submission

The Chief Compliance Officer is responsible for monitoring the whistleblower submissions. After receiving a complaint, the Chief Compliance Officer will review the complaint and determine the proper course of action and/or response to the complaint.

Determining the Status of Your Complaint

To follow up on the status of your complaint, contact the Chief Compliance Officer. However, depending on the sensitive or confidential nature of the issues involved in the complaint, you may not be able to receive a status of the complaint at the time.

Confidentiality/Anonymity

The confidentiality of the employee making a complaint will be maintained to the extent reasonably practicable within the legitimate needs of the law and any ensuing evaluation or investigation. If you would like to discuss any matter with the Chief Compliance Officer, you should indicate this in the submission and include a telephone number or email address at which you may be contacted.

No Retaliation Permitted

ARGA does not permit retaliation against, nor will it discharge, demote, suspend, threaten, harass or discriminate against, any employee for submitting a complaint made in good faith. “Good faith” means that the employee holds a reasonable belief that the complaint is true and that the employee has not made the complaint for personal gain or for any other ulterior motive.

Acknowledgment/Disciplinary Questionnaire

All employees and Access Persons must acknowledge in writing that they have received, read and understood the Code, recognize they are subject to its provisions and have complied with its requirements and that they have reported all personal securities transactions as required. Additionally, all employees are required to complete a disciplinary questionnaire annually.

Duties of the Code Administrator

Maintain a current list of all Access Persons with an appropriate description of their titles.
Furnish all employees and Access Persons with a copy of the Code, and initially upon hire and
periodically	thereafter inform them of their duties and obligations under the Code.
Designate, as desired, appropriate personnel to review transactions and holdings reports
submitted	by Access Persons.
Review and consider pre-approval requests from Access Persons.
Maintain all records produced in relation to the Code.
Note all transactions executed in violation of the Code.
Submit a written report at least annually to the Chief Investment Officer with respect to each
ARGA	managed portfolio which:
o	Describes any issues arising under the Code since the last report to the Chief Investment Officer including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.
o	Summarizes any changes in the procedures made during the previous year.

o	Identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulations.
o	Certifies that ARGA has adopted procedures reasonably necessary to prevent employees and Access Persons from violating the Code.

Recordkeeping

The Code Administrator maintains the following records:

  A copy of the Code, adopted pursuant to Rule 17j-1 of the 1940 Act or Rule 204A-1 of the Advisers Act which has been in effect during the most recent five-year period.
  A record of any violation of the Code, and of any action taken as a result of such violation, within five years from the end of the fiscal year in which such violation occurred.
  A copy of all executed acknowledgements during the most recent five year period.
  A copy of each report made by an Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, within five years from the end of ARGA’s fiscal year in which such report is made or information is provided, the first two years in an easily accessible place.
  A copy of each report made by the Code Administrator within five years from the end of the ARGA’s fiscal year in which such report is made or issued, the first two years in an easily accessible place.
  A list, in an easily accessible place, of all persons who are, or within the most recent five year period have been, Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code or who are or were responsible for reviewing these reports.
  A record of any decision, and the reasons supporting the decision, to permit an Access Person to acquire a Private Placement or Initial Public Offering security, for at least five years after the end of the fiscal year in which permission was granted.

Penalties and Sanctions

  Any violation of this Code is subject to such sanctions as the Code Administrator deems appropriate under the circumstances to achieve the purposes of this Code.
  Any profits realized on prohibited trades may be subject to disgorgement.
  Sanctions may include, but will not necessarily be limited to, one or more of the following: a letter of censure; restitution of an amount equal to the difference between the price paid or received by the affected client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.
  ARGA reserves the right to take any legal action it deems appropriate against any employee who violates any provision of this Code and to hold employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that ARGA may incur as a direct or indirect result of any such employee’s violation of this Code or related law or regulation.

Code of Ethics-Annual Acknowledgment 2013

To: Administrator of Code of Ethics

In accordance with the requirements of the Code of Ethics of ARGA Investment Management, LP (“Code of Ethics”) dated December 2013, I hereby certify that, as a condition of my employment:

1) I have received, read and understood ARGA’s Code of Ethics;

2) I have complied with the requirements of the Code of Ethics; and

3) I have disclosed or reported all personal securities transactions and holdings as required by the Code of Ethics.

In addition, I certify that I have never been found civilly liable for, nor criminally guilt of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

____________________________
Signature

____________________________
Name

____________________________
Date

ARGA Investment Management, LP – Code of Ethics, 2013

Code of Ethics-Disciplinary Questionnaire 2013

Please respond to all questions. Complete written details of all events or proceedings must be provided. An executed copy of this form should be provided to the Chief Compliance Officer.

Criminal Actions

1. Have you ever:

(a)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?

(b)	been charged with any felony?
2.	Based upon activities that occurred while you exercised

control over it, has an organization ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?

(b)	been charged with any felony?
3.	Have you ever:
(a)	been convicted of or pled guilty to or nolo contendere

(“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?

(b)	been charged with any felony specified in 3(a)?
(c)	been charged with a misdemeanor specified in 3(a)?
4.	Based upon activities that occurred while you exercised

control over it, has an organization ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor specified in 3(a)?

(b) been charged with a misdemeanor specified in 3(a)?

Regulatory Disciplinary Actions

(5) Has the U.S. Securities and Exchange Commission or the Commodity Futures Trading Commission ever:

(a)	found you to have made a false statement or omission?
(b)	found you to have been involved in a violation of its
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2013

regulations or statutes?

(c) found you to have been a cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?

(d) entered an order against you in connection with an investment-related activity?

(e) imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

(6) Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:

(a) found you to have made a false statement or omission or been dishonest, unfair or unethical?

(b) found you to have been involved in a violation of investment-related regulation(s) or statute(s)?

(c) found you to have been a cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?

(d) entered an order against you in connection with an investment-related activity?

(e) denied, suspended or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?

(7) Has any self-regulatory organization or commodities exchange ever:

(a)	found you to have made a false statement or omission?
(b)	found you to have been involved in a violation of its

rules (other than a violation designated as a “minor rule violation” under a plan approved by the U.S. Securities and Exchange Commission)?

(c) found you to have been the cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?

(d) disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?

  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2013

(8) Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?

(9) Have you been notified, in writing, that you are now the subject of any:

(a) regulatory complaint or proceeding that could result in a

“yes” answer to any part of 5, 6 or 7?

(b) Investigation that could result in a “yes” answer to any part of 1, 2, 3 or 4?

Civil Judicial Actions

(10) Has any domestic or foreign court ever:

(a) enjoined you in connection with any investment-related activity?

(b) found that you were involved in a violation of any investment-related statute(s) or regulation(s)?

(c) dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

(11) Are you named in any pending investment-related civil action that could result in a “yes” answer to any part of 10?

Customer Complaints

(12) Have you ever been named as a respondent/defendant in an investment-related, consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:

(a)	is still pending; or
(b)	resulted in an arbitration award or civil judgment against

you, regardless of amount; or

(c)	was settled for an amount of $10,000 or more?
(13)	Have you ever been the subject of an investment related,

consumer-initiated complaint, not otherwise reported under question 12 above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?

(14) Within the past twenty-four (24) months, have you been the subject of an investment-related, consumer-initiated, written complaint, not otherwise reported under

  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2013

question 12 or 13 above, which:

(a) alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000), or;

(b) alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?

Terminations

(15) Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:

(a) violating investment-related statutes, regulations, rules or industry standards of conduct?

(b)	fraud or the wrongful taking of property?
(c)	failure to supervise in connection with investment- related

statutes, regulations, rules or industry standards of conduct?

Financial

(16) Within the past 10 years:

(a) have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

(b) based upon events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

(c) based upon events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?

(17) Has a bonding company ever denied, paid out on or revoked a bond for you?

(18) Do you have any unsatisfied judgments or liens against you?

  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO
  YES NO

ARGA Investment Management, LP – Code of Ethics, 2013

I certify and acknowledge that the above statements are true and correct to the best of my knowledge and agree to immediately notify ARGA if such information becomes inaccurate in any way.

___________________________________ Name: Date:

__________________________________
Chief Compliance Officer
Name:
Date:

ARGA Investment Management, LP – Code of Ethics, 2013

Reporting Forms

Exhibit A. Outside Business Activity Form

Exhibit B. Employee Complaint Form

Exhibit C. Personal Accounts/Securities Transactions Reporting Form

C1. Initial Report of Personal Account Holdings Form C2. Annual Reporting of Personal Account Holdings Form C3. Private Placement Participation Approval Request Form C4. Initial Pulic Offering Participation Approval Request Form C5. Quarterly Reporting Personal Accounts Holdings

C6. Quarterly Access Person Certification of Investments by Family Members Form C7. Personal Securities Trading Authorization Pre-Clearance Form